UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2007

ROO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25659 (Commission File Number)	11-3447894 (IRS Employer Identification No.)

228 East 45th Street 8th Floor New York, NY 10017
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (646) 352-0260

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 22, 2007, ROO Group, Inc. (the “Company”) and its wholly owned subsidiary, ROO Media Corporation entered into an Asset Purchase Agreement with RJM Price & Company, Inc. (“RJM”) and Robertson Price. Pursuant to the Agreement, the Company will acquire all of the properties, rights and assets constituting the business of RJM. The Agreement provides for a consideration of up to an aggregate of $1,350,000 payable as follows: (i) $250,000 paid upon the execution of the Agreement, (ii) $1,000,000 in shares of common stock of the Company will be paid to Mr. Price in equal quarterly installments upon the achievement of certain milestones at a price per share which will be equal to equal to the average closing price of the Company’s common stock over the final 20 trading days of the quarterly period in which the milestone is achieved; (iii) $100,000 payable upon the second anniversary of the closing of the acquisition. The Agreement contemplates that the closing of the acquisition will occur on or before January 31, 2007.

Pursuant to the terms of the Agreement, the Company has entered into an Employment Agreement with Robertson Price, a principal of RJM pursuant to which Mr. Rice will be retained by ROO Media Corporation as Senior Vice President of Product & Network Management.

RJM does business as MyVideoDaily and is engaged in the business of online broadcast video.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

10.1	Asset Purchase Agreement dated January 22, 2007 by and among ROO Group, Inc., ROO Media Corporation, RJM Price & Company, Inc. and Robertson Price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROO Group, Inc.

Date: January 26, 2007	/s/ Robert Petty
Robert Petty
Chief Executive Officer